FOR IMMEDIATE RELEASE

The Oncology Institute Reports Fourth Quarter and Full Year 2021
Financial Results and Provides Strong Growth Outlook for 2022

CERRITOS, Calif. – March 10, 2022 The Oncology Institute (NASDAQ: TOI), one of the largest value-based community oncology groups in the United States, today reported financial results for its fourth quarter and full year ended December 31, 2021 and provided an update on its business including guidance for the year ending December 31, 2022.

"We are very proud of the excellent care TOI delivered to our patients and communities in 2021, and we are excited to grow our business and help make a profound difference in the lives of our patients in 2022,” said Brad Hively, CEO of The Oncology Institute. “In 2021, we achieved record revenue of $203 million and we finished the year at approximately 1.6 million lives managed under value-based contracts. Notably, after the completion of our business combination transaction in November, we ended 2021 with over $115 million of cash on our balance sheet and no debt. With this infusion of capital, we closed four acquisitions in the final six weeks of the year, welcoming these highly-regarded practices to the TOI family. With this strong momentum and increased financial flexibility, we believe we are well positioned to execute our growth strategy by entering additional new markets in Florida and Texas in 2022 and accelerating our pace of adding new providers and opening new clinics."

2021 and Recent Operational Highlights

•Ended 2021 with approximately 1.6 million lives under value-based contracts
•Cared for over 51,000 unique patients in 2021 and had over 230,000 patient visits at owned clinics
•Commenced four new capitated payor contracts in California since mid-2021
•Acqui-hired three medical oncology practices in the Los Angeles market in the fourth quarter
•Hired twelve new providers in the fourth quarter, representing 18% growth over the prior year period
•Acquired first radiation oncology practice, based in Los Angeles, Calif. in the fourth quarter
•Opened 54th clinic site in February 2022 in Lakeland, Fla., an increase of 14 clinics from year end 2020

Fourth Quarter 2021 Results

Consolidated revenue for the quarter was $52 million, a 6.8% increase over the fourth quarter of 2020.

Revenue for the Patient Services segment was $32 million, up 6.3% year-over-year. Growth in Patient Services was driven by an increase in capitated contracts. The increase was offset by declines in FFS revenue as a result of transitioning FFS contracts to capitation, as well as due to a $2 million adjustment to revenue related to a payor in 2021 that is not paying according to their contract. Moreover, TOI closed on four practice acquisitions in the fourth quarter, which accounted for approximately $1 million of revenue. Dispensary revenue increased 9.6% year-over-year. Growth in Dispensary revenue was due to an increase in the average revenue per script fill. Clinical Trials & Other revenue declined by 13.7% year-over-year due to the COVID-19 pandemic which had a negative impact on clinical trial volumes in 2021.

Gross profit in the fourth quarter was $8 million, a decrease of 23.1% year-over-year. The decline was driven by investments in new providers and clinics and the impact of the one-time revenue adjustment.

SG&A expenses were $48 million or 92.2% of revenue, compared with $15 million, or 30.7% of revenue, in the same quarter last year. Employee expenses increased due to the addition of team members, clinic sites, technology, and other infrastructure to support revenue growth. During the fourth quarter, share-based compensation expense as a result of the business combination was $24 million and SG&A related to public company costs was $8 million.

Net loss was $10 million and Adjusted EBITDA was $(5) million, with a year-over-year decrease of $7 million, primarily as the result of our growth in SG&A as we prepare for expansion into new markets, as well as SG&A expenses necessary for TOI to operate as a public company and the impact of the one-time revenue adjustment.

Full Year 2021 Results

Consolidated revenue for the year was $203 million, a 8.3% increase over prior year.

Revenue for the Patient Services segment was $124 million, up 6.2% year-over-year. Growth in Patient Services was driven by an increase in capitated contracts. The increase was offset by declines in FFS revenue as a result of transitioning FFS contracts to capitation as well as due to a $2 million adjustment to revenue related to a payor in 2021 that is not paying according to their contract. Dispensary revenue increased 13.6% year-over-year. Growth in Dispensary revenue was due to an increase in the average revenue per script fill. Clinical Trials & Other revenue declined by 6.3% year-over-year. The COVID-19 pandemic had a negative impact on clinical trial volumes in 2021.

Gross profit for the year was $41 million, an increase of 10.8% year-over-year driven by an increase in at-risk members and improved FFS drug margins and related capitation revenue, offset by investments in new providers and clinics and the impact of the one-time revenue adjustment.

SG&A expenses were $83 million or 41.1% of revenue, compared with $42 million, or 22.3% of revenue, last year. Year-over-year, employee expenses increased due to the addition of team members, clinic sites, technology, and other infrastructure to support revenue growth. During the fourth quarter, share-based compensation expense as a result of the business combination was $24 million and SG&A related to public company costs was $8 million.

Net loss was $11 million and Adjusted EBITDA was $(5) million, with a year-over-year decrease of $11 million, primarily as the result of our growth in SG&A as we prepare for expansion into new markets, as well as SG&A expenses necessary for TOI to operate as a public company and the impact of the one-time revenue adjustment.

At December 31, 2021 cash and cash equivalents totaled $115 million. Cash outflows from operations was $33 million. Cash outflows from investing activities was $12 million, including $9 million related to acquisitions and $3 million for capital expenditures to relocate, expand or refresh our clinics. TOI ended the year with no debt outstanding.

2022 Outlook

2022 Guidance
Revenue	$270 to $310 million, representing approximately 33% to 53% growth over 2021 revenue
Gross Profit	$50 to $60 million
Adjusted EBITDA(1)	$(20) to $(25) million
Value-based lives(2)	1.75 million to 2.0 million lives, representing approximately 9% to 25% growth over year-end 2021 lives
(1) Adjusted EBITDA is a non-GAAP metric. See "Financial Information: Non-GAAP Financial Measures" below. TOI is not reasonably able to provide a reconciliation to net (loss) income due to uncertainties regarding taxes, share-based compensation and other non-cash items. TOI expects interest expense in the range of $0.5 million and $1 million, other adjustment add backs in the range of $4 million and $6 million and depreciation and amortization in the range of $4 million and $6 million. TOI is not adding back new clinic startup or acquisition cost for this non-GAAP metric.

(2) Represents lives under capitation and gain sharing contracts.

TOI’s 2022 guidance reflects expected strong year-over-year revenue growth of approximately 33% to 53%, driven by expansion of its value-based contracts and continued growth in new markets. To deliver on its growth strategy, TOI is executing on its pipeline of hiring new affiliated providers, establishing de novo clinics, as well as closing on acqui-hires of oncology practices that will position TOI to deliver better quality care at a lower cost for patients, payors, and employers.

TOI continues to grow in existing and new markets throughout California, Florida, Nevada, and Arizona and plans to enter Texas in 2022. TOI has also added a new service line with the addition of its first Radiation Oncology practice in the fourth quarter of 2021. The large and growing populations of Medicare Advantage members and value-based primary care groups, paired with TOI’s deep experience partnering with risk-bearing entities, position TOI for significant future growth. Notably, TOI is now projecting to manage a population of 1.75 million to 2.0 million value-based lives by year-end 2022, representing approximately 9% to 25% growth over year-end 2021 lives.

As TOI builds its presence in new markets, many of its new contracts will feature gain sharing contracts rather than capitation. These new contracts enable TOI to work with payors and risk-bearing providers as they continue their shift to value-based care models. Gain sharing contracts are likely to produce lower revenue in the initial period as compared to full capitation; however, gain sharing contracts generally do not expose TOI to downside risk in the same way capitation contracts do. TOI believes these contracts will shift to capitation once payors and risk-bearing providers in these new markets become comfortable with TOI’s ability to generate savings and better outcomes. TOI also expects higher public company costs than previously forecast, largely due to elevated directors and officers insurance costs. TOI continues to invest in its corporate infrastructure and related G&A expenses to execute on its growth plan.

Webcast and Conference Call

The Oncology Institute will host a conference call on Thursday, March 10, 2022 at 5:00 p.m. (Eastern Time) to discuss fourth quarter and full year results and management’s outlook for future financial and operational performance.

The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13726589. The replay will be available until March 17, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.

About The Oncology Institute

Founded in 2007, The Oncology Institute of Hope and Innovation (TOI) is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.6 million patients including clinical trials, stem cell transplants, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With 80+ employed clinicians and more than 600 teammates in over 50 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2022 outlook discuss herein, the outcome of judicial and administrative proceedings to which TOI may become a party or governmental investigations to which TOI may become subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet stock exchange listing standards; the impact of COVID-19 on the TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TOI’s, plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational performance and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.

TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, interest, taxes, non-cash items, share-based comp and other adjustments to add-back the following: board fees, consulting and legal fees related to acquisitions, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temp labor and recruiting charges to build out our corporate infrastructure. A reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP metric, is set forth below.

Unaudited Financial Information
(in thousands except share data)

Consolidated Balance Sheets

	December 31,
	2021	2020
Assets
Current assets:
Cash (includes restricted cash of $875 and $0 as of December 31, 2021 and 2020)	$115,174	$5,998
Accounts receivable	20,007	17,146
Other receivables	1,237	113
Inventories, net	6,438	4,354
Prepaid expenses	11,200	2,109
Total current assets	154,056	29,720
Property and equipment, net	4,192	2,104
Intangible assets, net	18,245	19,516
Goodwill	26,626	14,227
Other assets	320	122
Total assets	$203,439	$65,689
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$183	$5,368
Accounts payable	15,559	12,643
Income taxes payable	132	1,144
Accrued expenses and other current liabilities	13,924	9,452
Total current liabilities	29,798	28,607
Derivative warrant liabilities	2,193	—
Derivative earnout liabilities	60,018	—
Long-term debt, net of unamortized debt issuance costs and current portion	—	6,561
Other non-current liabilities	6,900	807
Deferred income taxes liability	371	1,613
Total liabilities	99,280	37,588
Commitments and contingencies (Note 15)	—	—
Stockholders’ deficit:
TOI Common shares, $0.0001 par value, Authorized 500,000,000 shares; 73,249,042 shares issued and outstanding at December 31, 2021	7	6
TOI Convertible Series A Common Equivalent Preferred Shares, $0.0001 par value. Authorized 10,000,000 shares; 163,510 shares issued and outstanding at December 31, 2021	—	—
Additional paid-in capital	167,386	80,402
Accumulated deficit	(63,234)	(52,307)
Total stockholders’ deficit	104,159	28,101
Total liabilities, cumulative preferred shares and stockholders’ deficit	$203,439	$65,689

Consolidated Statement of Operations
	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenue
Patient services	$31,698	$29,831	$124,074	$116,817
Dispensary	19,232	17,543	72,550	63,890
Clinical trials & other	1,374	1,592	6,379	6,808
Total operating revenue	52,304	48,966	203,003	187,515
Operating expenses
Direct costs – patient services	27,350	22,917	99,401	95,747
Direct costs – dispensary	16,463	15,011	62,102	53,907
Direct costs – clinical trials & other	158	195	652	982
Selling, general and administrative expense	48,245	15,036	83,365	41,898
Depreciation and amortization	919	790	3,341	3,178
Total operating expenses	93,135	53,949	248,861	195,712
Loss from operations	(40,831)	(4,983)	(45,858)	(8,197)
Other non-operating expense (income)
Interest expense	60	88	320	347
Change in fair value of derivative warrant liabilities	(3,686)	—	(3,686)	—
Change in fair value of earnout liabilities	(24,891)	—	(24,891)	—
Gain on debt extinguishment	229	—	(4,957)	—
Other, net	80	(57)	(1,046)	6,271
Total other non-operating (income) expense	(28,208)	31	(34,260)	6,618
Loss before provision for income taxes	(12,623)	(5,014)	(11,598)	(14,815)
Income tax benefit	2,467	195	671	493
Net loss	(10,156)	(4,819)	(10,927)	(14,322)
Loss per share attributable to The Oncology Institute, Inc.:
Basic and diluted	$(0.15)	$(0.08)	$(0.16)	$(0.24)
Weighted-average number of shares outstanding:
Basic and diluted	69,949,662	59,160,192	66,230,606	59,117,723

Consolidated Statement of Cash Flows
	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	$(10,156)	$(4,819)	$(10,927)	$(14,322)
Adjustments to reconcile net loss to cash (used) provided by operating activities:
Depreciation and amortization	919	790	3,341	3,178
Amortization of debt issuance costs	—	18	53	60
Impairment loss	—	—	—	7,500
Share-based compensation	24,382	38	24,535	151
Change in fair value of liability classified warrants	(3,686)	—	(3,686)	—
Change in fair value of liability classified earnout	(24,891)	—	(24,891)	—

Consolidated Statement of Cash Flows
	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Deferred taxes	2,296	(455)	(1,242)	(1,344)
(Loss)/ Gain on debt extinguishment	229	—	(4,957)	—
Bad debt recovery, net	250	4,233	(417)	4,233
Loss on disposal of property and equipment	—	60	—	60
Changes in operating assets and liabilities:
Accounts receivable	2,000	(2,621)	(2,195)	(6,763)
Inventories	(502)	317	(1,842)	(465)
Other receivables	(473)	(51)	(792)	5
Prepaid expenses	(9,123)	(404)	(9,091)	(1,386)
Other current assets	9,094	—	—	—
Other assets	(70)	(9)	(198)	(25)
Accrued expenses and other current liabilities	(4,515)	142	(3,083)	5,210
Income taxes payable	(6,027)	123	(1,012)	655
Accounts payable	(3,335)	1,674	2,916	3,758
Other non-current liabilities	273	88	808	3
Net cash and restricted cash (used in) provided by operating activities	(23,335)	(876)	(32,680)	508
Cash flows from investing activities:
Purchases of property and equipment	(871)	(358)	(2,847)	(1,194)
Purchases of intangible asset in acquisition	—	—	(200)	—
Cash paid for acquisition, net	(8,280)	—	(9,107)	(150)
Issuance of notes receivable	—	—	—	(7,500)
Net cash and restricted cash used in investing activities	(9,151)	(358)	(12,154)	(8,844)
Cash flows from financing activities:
Proceeds from recapitalization transaction, exclusive of transaction costs	333,946	—	333,946	—
Payments as a result of recapitalization transaction	(167,510)	—	(167,510)	—
Transaction costs related to the recapitalization transaction	(33,145)	—	(33,145)	—
Proceeds from issuance of long-term debt, net	—	94	—	12,493
Proceeds from financing of insurance payments	8,429	—	8,429	—
Payments made for financing of insurance payments	(409)	—	(409)	—
Payment of contingent consideration liability for acquisition	(50)	—	(50)	—
Principal payments on long-term debt	(5,125)	(187)	(7,219)	(281)
Principal payments on capital leases	(8)	(5)	(32)	(31)
Deferred offering costs	—	(1)	—	(343)
Exercise of common share options	—	50	—	50
Issuance of Legacy TOI preferred stock	—	—	20,000	—
Net cash and restricted cash provided by financing activities	136,128	(49)	154,010	11,888
Net increase in cash and restricted cash	103,642	(1,283)	109,176	3,552
Cash at beginning of the period	11,532	7,281	5,998	2,446
Cash and restricted cash at end of year	$115,174	$5,998	$115,174	$5,998

Consolidated Statement of Cash Flows
	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Supplemental disclosure of cash flow information:
Reclassification of public warrant derivative liability related to the recapitalization transaction into equity	10,580	—	10,580	—
Fair value of net assets acquired as part of practice acquisitions, less cash	918	—	1,175	—
Deferred consideration as part of practice acquisitions	3,651	—	4,468	—
Interest and principal forgiven from Paycheck Protection Program loans	(229)	—	4,957	—
Cash paid for:
Income taxes	1,298	149	1,727	207
Interest	82	58	275	227

Key Business Metrics
	As of and for the year ended December 31,
	2021	2020
Clinics (1)	67	54
Markets	10	7
Lives under value-based contracts (millions)	1.6	1.3

(1) Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Adjusted EBITDA Reconciliation
	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net loss	(10,156)	(4,819)	(10,927)	(14,322)
Depreciation and amortization	919	790	3,341	3,178
Interest	60	88	320	347
Taxes	(2,467)	(195)	(671)	(493)
Board and Management Fees	239	150	553	620
Non-Cash Addbacks(1)	526	4,311	(5,115)	11,972
Stock-Based Compensation	24,382	38	24,535	151
Change in Fair Value of Liabilities	(28,577)	—	(28,577)	—
Acquisition-related costs(2)	208	93	476	374
Consulting and legal fees(3)	676	818	1,826	1,495
Other, net(4)	1,120	558	1,692	2,451
Public Company Transaction Costs	7,723	—	7,723	—
Adjusted EBITDA(5)	$(5,347)	$1,832	$(4,824)	$5,773

(1) During the year ended December 31, 2021, non-cash addbacks were primarily comprised of a $4,957 gain on debt extinguishment and bad debt recoveries, net of $417 partially offset by deferred rent of $109 other miscellaneous charges of $149. During the year ended December 31, 2020, non-cash addbacks were primarily comprised of a $7,500 impairment of notes receivable (as described further below), $4,233 of bad debts write-offs, and $239 of other miscellaneous charges.

During the quarter ended December 31, 2021, non-cash addbacks were primarily comprised of a $230 write-off of deferred loan fees due to the credit facility extinguishment, bad debt expense of $250, and $46 of deferred rent. During the quarter ended December 31, 2020, non-cash addbacks were primarily comprised of $4,233 of bad debt write-offs and $78 of other miscellaneous charges.

(2) Practice acquisition-related costs were comprised of consulting and legal fees incurred to perform due diligence, execute, and integrate acquisitions of various oncology practices.

(3) Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the years and quarters ended December 31, 2021 and 2020, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.

(4) Other, net is comprised of severance expenses resulting from cost rationalization programs of $127 and $278, as well as temporary labor of $1,182 and $1,862, recruiting expenses to build out corporate infrastructure of $1,275 and 1,289 and other miscellaneous charges of $130 and $0 during the years ended December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020 such expenses were partially offset by $1,023 and $978, respectively, of stimulus funds received under the CARES Act.

Other, net is comprised of temporary labor of $335 and $298, recruiting expenses to build out corporate infrastructure of $651 and $260 and other miscellaneous charges of $133 and $0 during the quarters ended December 31, 2021 and 2020, respectively.

(5) Adjusted EBITDA was impacted by $1,800 revenue reduction during the fourth quarter of 2021 related to a payor not paying according to their contract.

Contacts

Media

The Oncology Institute
Julie Korinke
juliekorinke@theoncologyinstitute.com
(562) 735-3226 x 88806

Revive
Michael Petrone
mpetrone@reviveagency.com
(615) 760-4542

Investors
Solebury Trout
investors@theoncologyinstitute.com